Exhibit 10.1

NOTEHOLDERS AGREEMENT

THIS AGREEMENT, by and among BroadVision, Inc., a Delaware corporation, (the “Company”) and the other signatories hereto, is effective as of October 21, 2005 (the “Agreement”).

RECITALS

WHEREAS, Portside Growth & Opportunity Fund, SF Capital Partners Ltd., Kings Road Investments Ltd., Provident Premier Master Fund, Ltd. (collectively, the “Investors”) and the Company have entered into that certain Securities Purchase Agreement dated as of November 10, 2004, as amended on July 25, 2005 (the “Purchase Agreement”); and

WHEREAS, pursuant to the terms of the Purchase Agreement the Company issued senior subordinated secured convertible notes to the Investors (the “Notes”); and

WHEREAS, the Investors comprise the Required Holders (as defined in the Notes);

WHEREAS, the Company and the Investors that are parties to this Agreement wish to modify the Notes as set forth below; and

WHEREAS, Section 17 of the Notes states in part that any change or amendment to the Notes can be accomplished with the written consent without a meeting of the Required Holders.

AGREEMENT

NOW, THEREFORE, in consideration of these premises and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       Definitions.  Capitalized terms not defined in this Agreement shall have the meaning ascribed to them in the Notes.

2.                                       Amendment of Notes.  Pursuant to Section 17 of the Notes, each of the Notes held by the Investors is hereby amended such that, as of the date of this Agreement, the “Change of Control Redemption Price” shall be equal to 120%.

3.                                       Payment Obligations.  The Company acknowledges that its untimely payment of interest due October 1, 2005 constitutes an Event of Default under Section 4(a)(v) of the Notes.  As a result, each Investor is entitled to the Event of Default Redemption Price equal to 120% with respect to such Investor’s Notes, as if each Investor had delivered an Event of Default Redemption Notice, without further action on the part of such Investor and without regard to any subsequent cure of such Event of Default by the Company or any subsequent Event of Default that would otherwise result in a lower Event of Default Redemption Price.  Such Event of Default Redemption Price shall be payable to a given Investor upon the earlier of: (a) the Company’s receipt of an Event of Default Redemption Notice or Change of Control Redemption Notice, and (b) (i) with respect to the Principal, in accordance with the Company’s Installment

Amount payment obligations, and (ii) with respect to the excess of the Event of Default Redemption Price over the Principal, December 31, 2005.

4.                                       Redemption Right.  Prior to November 16, 2005, no Investor shall request or require that the Company redeem all or any portion of such Investor’s Note, by delivery to the Company of an Event of Default Redemption Notice or otherwise, and any Event of Default Redemption Notice received by the Company from an Investor prior to the date of this Agreement is hereby rescinded and is of no force or effect.  In no event shall anything contained in this Agreement provide the right on the part of the Company to refrain from paying, or impair or affect the right on the part of any Investor to receive, Installment Amounts when due pursuant to the terms of the Notes.

5.                                       No Waiver.  Except as expressly set forth in this Agreement, nothing herein shall be deemed to operate as a waiver of the exercise of any power, right or privilege of any Investor or Holder under the Notes or the Purchase Agreement.

6.                                       Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

7.                                       Governing Law.  This Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of law principles thereof.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under the Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

8.                                       Independent Nature of Buyers’ Obligations and Rights.  The obligations of each Investor hereunder are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor hereunder or for any other Investor’s representations or warranties hereunder.  Nothing contained herein, and no action taken by any Investor pursuant hereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby.  Each Investor confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors.  Each Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose.

[Signature page follows]

The parties hereto have executed this Agreement as of the date first set forth above.

COMPANY:

BROADVISION, INC.

By:	/s/ Pehong Chen
Name: Pehong Chen
Title: CEO

INVESTORS:

PORTSIDE GROWTH & OPPORTUNITY FUND

By:	/s/ Jeffrey Smith
Name: Jeffrey Smith
Title: Authorized Signatory

SF CAPITAL PARTNERS LTD.

By:	/s/ Michael A. Roth
Name: Michael A. Roth
Title: Authorized Signatory

KINGS ROAD INVESTMENTS LTD.

By:	/s/ Brandon L. Jones
Name: Brandon L. Jones
Title: Authorized Signatory

PROVIDENT PREMIER MASTER FUND, LTD.

By:	/s/ Steven Winters
Name: Steven Winters
Title: Attorney-in-Fact